PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

         WHEREAS, VAN ECK FUNDS, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (hereinafter called the "Trust"), is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Trust is authorized to issue shares of beneficial interest, in separate series, with each such series representing the interests in a separate portfolio of securities and other assets (any series, currently existing or hereafter established by the Trust offering two or more classes of its shares adopting this plan, as set forth in Exhibit A hereto as it may be amended from time to time, being referred to hereafter, individually or collectively as the context may require, as "Series");

         WHEREAS, shares of beneficial interest of Series of the Trust may be divided into two or more classes;

         WHEREAS, the class of shares of a Series offered to the public at net asset value plus a sales charge equal to a specified percentage of the public offering price on the terms and conditions set forth in the Trust's then-current prospectus shall be designated as Class A shares (the "Shares");

         WHEREAS, Van Eck Securities Corporation (the "Underwriter") serves as principal underwriter of Shares of each Series pursuant to a written agreement;


         WHEREAS, the Trust hereby intends to act as a distributor of Shares in accordance with Rule 12b-1 under the Act, as it may from time to time be amended ("Rule 12b-1"), and desires to adopt a Plan of Distribution pursuant to such Rule on the terms and conditions as hereinafter set forth, in respect of the Shares (the "Plan");


         WHEREAS, the Trustees as a whole, and the Trustees who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan and any agreements relating to it (the "Qualified Trustees"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the Act, that there is a reasonable likelihood that the Plan will benefit the Series and the holders of the Shares of such Series, have approved the Plan by vote cast in person at a meeting called for the purpose of voting on the Plan and agreements related thereto; and

         WHEREAS, the shareholder of the Shares of the Series, has approved the Plan.

         NOW, THEREFORE, International Investors Gold Fund hereby adopts the Plan in accordance with Rule 12b-1:

Section 1.  Distribution Activities
            -----------------------

         Subject to the supervision of the Trustees, the Trust or the Underwriter on behalf of the Trust for the compensation set forth herein may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares, which activities may include, but are not limited to, one or more of the following: (1) making payments to securities dealers and others engaged in the sale of Shares, including making payments of fees to the broker of record for servicing shareholder accounts ("Maintenance Fees"); (2) paying compensation to and expenses of personnel (including personnel of the
Underwriter and organizations with which the Trust or the Underwriter has entered into agreements pursuant to this Plan) who engage in or support distribution of Shares or who render shareholder support services, including but not limited to, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions and providing such other shareholder services, other than those provided by the transfer agent and other agents of the Trust, as the Trust may reasonably request; (3) formulating and implementing marketing and promotional activities, including but not limited to direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (4) preparing, printing and distributing sales literature; (5) preparing, printing and distributing prospectuses of the Trust and reports for recipients other than existing shareholders of the Trust; and (6) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable. The Underwriter on behalf of the Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Shares, either directly or through other persons with which the Trust or the Underwriter has entered into agreements pursuant to the Plan (all such activities hereafter "Distribution Activities"). The Underwriter is not obligated to perform all of the Distribution Activities enumerated above or maintain any level of services or expenditures, but shall in its sole discretion determine which Distribution Activities to engage in and the resources to be committed to such activities.

Section 2.  Fees, Maximum Expenditures
            --------------------------

         (a) PAYMENT FOR DISTRIBUTION ACTIVITIES - The Trust is authorized to pay the Underwriter for the Distribution Activities performed under the Plan, a fee at the annual rate set forth in Exhibit A ("Annual Fee"). Such Series shall calculate daily amounts payable by it in respect of Shares hereunder and shall pay such amounts monthly or at such other intervals as the Trustees may determine.

         APPLICATION OF PROCEEDS - The excess of amounts received by the Underwriter under Section 2(a) hereof over amounts paid by it as Maintenance Fees to third parties which are not "affiliated persons" (as defined in the Act) of the Trust shall be applied toward reducing the Unrecouped Amounts.

         (c) Any Unrecouped Carry Forward Amounts under Section 2(a) attributable to a fiscal year of a Series shall be paid by the Trust in respect of Shares in a subsequent year within the limitations set forth herein. Expenditures made by one class under the Plan may not be used to subsidize the sale of shares of another class of a Series.

Section 3.  Term and Termination
            --------------------

         (a) SERIES: The Plan shall become effective on May 1, 1999 with respect to the Series listed in Schedule A hereto.

         (b) ADDITIONAL SERIES. As additional Series are established, the Plan shall become effective with respect to each such Series listed in Exhibit A at the Annual Fee set forth in such Exhibit upon the initial public offering of such new Series, provided that the Plan has previously been approved for continuation, together with any related agreements, by votes of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees of the Trust, cast in person at a meeting held before the initial public offering of such new Series and called for the purpose of voting on such approval.

         (c) CONTINUATION OF THE PLAN. The Plan and any related agreements shall continue in effect with respect to a Series for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan and any related agreements.

         (d) TERMINATION OF THE PLAN. The Plan may be terminated at any time with respect to any Series by vote of a majority of the Qualified Trustees of the Trust, or by vote of a majority of the outstanding Shares of that Series. The Underwriter shall not be entitled to payments or reimbursement in respect of costs incurred in performing Distribution Activities which occur after termination of the Plan. However, the Underwriter shall be entitled to reimbursement of all Unrecouped Amounts and other costs properly incurred in respect of Shares prior to termination, and the Trust shall continue to make any required payments to the Underwriter pursuant to Section 2 subject to the Annual Limitation until such time as all such amounts have been reimbursed. The Plan may remain in effect with respect to a Series even if it has been terminated in accordance with this Section 3(d) with respect to one or more other Series.

Section 4.  Amendments
            ----------

         The Plan may not be amended to increase materially the amount of distribution expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of each of the affected classes of a Series and no material amendment to the Plan shall be made unless approved in the manner provided for annual continuation in
Section 3(c) hereof.

Section 5.  Independent Trustees
            --------------------

         While the Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

Section 6.  Quarterly Reports; Annual Reports
            ---------------------------------

         The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended for Distribution Activities and the purpose for which such expenditures were made. The Treasurer shall review, at least annually the revenues received and expenses incurred by the Underwriter pursuant to the Plan.

Section 7.  Recordkeeping
            -------------

         The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of the Plan, or the agreements and such report, as the case may be, the first two years in an easily accessible place.

Section 8.  Limitation of Liability
            -----------------------

         The term "Van Eck Funds" means and refers to the Trustees from time to time serving under the Amended and Restated Master Trust Agreement dated February 6, 1992, as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the assets and property of the Trust, as provided in the Amended and Restated Master Trust Agreement of the Trust. The execution and delivery of the Plan have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in its Amended and Restated Master Trust Agreement.

         IN WITNESS WHEREOF, the Trust has executed this Plan of Distribution on the day and year set forth below in New York, New York.





Date:  May 1, 1999

                                  VAN ECK FUNDS


                                  /s/ John C. van Eck
                                  ----------------------------------------
                                  President


ATTEST:

/s/ Thomas Elwood
---------------------------------
Secretary

                                  VAN ECK FUNDS
                      PLAN OF DISTRIBUTION PURSUANT TO RULE
                                 12b-1 (CLASS A)



                                  EXHIBIT A


Name of Series                    Maximum 12b-1 Fees/Annual Limitation
                                  (Annually as a % of average daily net assets)




International Investors Gold Fund-Class A              .25%